Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125770, 333-106246, 333-68134 and 333-65556 on Form S-8 of our reports dated March 1, 2010, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment for the change in accounting related to its convertible debt instruments as of January 1, 2009, the change in method for certain fair value measurements as of January 1, 2008, and the change in method of accounting for uncertainty in income taxes as of January 1, 2007 relating to the consolidated financial statements and financial statement schedule of Alliance Data Corporation and the effectiveness of Alliance Data Corporation’s internal control over financial reporting, appearing in or incorporated by reference in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 1, 2010